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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.   )*


                              DOT HILL SYSTEMS CORP
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, $.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    10316R108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]     Rule 13d-1(b)

              [ ]     Rule 13d-1(c)

              [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

--------------------------------------------------------------------------------
 CUSIP NO.  10316R108                 13G                 PAGE  2  OF  10  PAGES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
           WILLIAM  R.  SAUEY                  No.:
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*
           (a)
           (b)
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               1,323,376(1)
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              0
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING             1,323,376(1)
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH:               0
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,436,945
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.2%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

(1) Includes 20,000 shares issuable to Reporting Person upon exercise of options to purchase common stock within 60 days of December 31, 1999.


                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
 CUSIP NO.  10316R108                 13G                 PAGE  3  OF  10  PAGES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
           FLAMBEAU CORPORATION                        No.:
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*
           (a)
           (b)
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           WISCONSIN
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               655,876
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              0
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING             655,876
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH:               0
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           655,876
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.8%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
 CUSIP NO.  10316R108                 13G                 PAGE  4  OF  10  PAGES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
           FLAMBEAU PRODUCTS CORPORATION                      No.:
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*
           (a)
           (b)
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           OHIO
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               393,618
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              0
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING             393,618
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH:               0
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           393,618
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.7%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
 CUSIP NO.  10316R108                 13G                 PAGE  4  OF  10  PAGES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
           SEATS, INC.                                 No.:
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*
           (a)
           (b)
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           WISCONSIN
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               64,075
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              0
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING             64,075
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH:               0
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           64,075
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.3%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 10316R108                                              PAGE  6  OF  10
--------------------------------------------------------------------------------


ITEM 1.

           (a)    Name of Issuer:  DOT HILL SYSTEMS CORP.

           (b)    Address of Issuer's Principal Executive Offices:

                      6305 EL CAMINO REAL
                      CARLSBAD  CA  92009-1606

ITEM 2.

           (a)    Name of Person Filing:

                  WILLIAM R. SAUEY
                  FLAMBEAU CORPORATION
                  FLAMBEAU PRODUCTS CORPORATION
                  SEATS, INC.

           (b)    Address of Principal Business Office or, if none, Residence:

                      WILLIAM R. SAUEY : NORDIC GROUP OF COMPANIES LTD
                                         414 BROADWAY
                                         SUITE 200
                                         BARABOO  WI  53913

                      FLAMBEAU CORPORATION:
                                         801 LYNN AVE, BARABOO, WI  53913

                      FLAMBEAU PRODUCTS CORPORATION:
                                         1591 VALPLAST RD, MIDDLEFIELD OH 44062

                      SEATS, INC.:
                                         1515 INDUSTRIAL ST, REEDSBURG, WI 53959

           (c)    Citizenship            WILLIAM R. SAUEY : UNITED STATES

                                         FLAMBEAU CORPORATION, SEATS, INC:
                                         PLACE OF ORGANIZATION: WISCONSIN

                                         FLAMBEAU PRODUCTS CORPORATION:
                                         PLACE OF ORGANIZATION: OHIO

           (d)    Title of Class of Securities:  COMMON STOCK, $.01 PAR VALUE
                                                 PER SHARE

           (e)    CUSIP Number:   10316R108

C CUSIP NO. 10316R108                                            PAGE  7  OF  10
--------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  NOT APPLICABLE


ITEM 4.   OWNERSHIP

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)     Amount Beneficially Owned:

                  WILLIAM R. SAUEY                                2,436,945
                  FLAMBEAU CORPORATION                              655,876
                  FLAMBEAU PRODUCTS CORPORATION                     393,618
                  SEATS, INC.                                        64,075

           (b)    Percent of Class:

                  WILLIAM R. SAUEY                                    10.2%
                  FLAMBEAU CORPORATION                                 2.8%
                  FLAMBEAU PRODUCTS CORPORATION                        1.7%
                  SEATS, INC.                                          0.3%

           (c)    Number of shares as to which such person has:

                  (i)     Sole power to vote or to direct the vote:

                  WILLIAM R. SAUEY                                1,323,376(1)
                  FLAMBEAU CORPORATION                              655,876
                  FLAMBEAU PRODUCTS CORPORATION                     393,618
                  SEATS, INC.                                        64,075

                  (ii)    Shared power to vote or to direct the vote:

                  WILLIAM R. SAUEY                                        0
                  FLAMBEAU CORPORATION                                    0
                  FLAMBEAU PRODUCTS CORPORATION                           0
                  SEATS, INC.                                             0
                  SAUEY GRANDPARENTS TRUST                                0

(1) Includes 20,000 shares issuable to Reporting Person upon exercise of options to purchase common stock within 60 days of December 31, 1999.

CUSIP NO. 10316R108                                              PAGE  8  OF  10
--------------------------------------------------------------------------------

                  (iii) Sole power to dispose or to direct the disposition of:

                  WILLIAM R. SAUEY                                  1,323,376(1)
                  FLAMBEAU CORPORATION                                   655,876
                  FLAMBEAU PRODUCTS CORPORATION                          393,618
                  SEATS, INC.                                             64,075
                  SAUEY GRANDPARENTS TRUST

                  (iv)  Shared power to dispose or to direct the disposition of:

                  WILLIAM R. SAUEY                                             0
                  FLAMBEAU CORPORATION                                         0
                  FLAMBEAU PRODUCTS CORPORATION                                0
                  SEATS, INC.                                                  0
                  SAUEY GRANDPARENTS TRUST                                     0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               NOT APPLICABLE

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               NOT APPLICABLE

ITEM 9.    NOTICE OF DISSOLUTION OF A GROUP

               NOT APPLICABLE

ITEM 10.   CERTIFICATION

               NOT APPLICABLE


EXHIBIT A: JOINT FILING STATEMENT

CUSIP NO. 10316R108                                              PAGE  9  OF  10
--------------------------------------------------------------------------------

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                             FEBRUARY 14, 2000
                             ---------------------------------------------------
                             Date
                             /s/  WILLIAM R. SAUEY
                             ---------------------------------------------------
                             Signature

                             William R. Sauey
                             ---------------------------------------------------
                             Name/Title


                             FLAMBEAU CORPORATION

                             /s/  WILLIAM R. SAUEY
                             ---------------------------------------------------
                             Signature

                             William R. Sauey  / Chairman of the Board of
                             Directors, Flambeau Corporation
                             ---------------------------------------------------
                             Name/Title


                             FLAMBEAU PRODUCTS CORPORATION


                             /s/  WILLIAM R. SAUEY
                             ---------------------------------------------------
                             Signature

                             William R. Sauey / Chairman of the Board of
                             Directors, Flambeau Products Corporation
                             ---------------------------------------------------
                             Name/Title


                             SEATS, INC.

                             /s/  WILLIAM R. SAUEY
                             ---------------------------------------------------
                             Signature

                             William R. Sauey / Chairman of the Board of
                             Directors, Seats, Inc.
                             ---------------------------------------------------
                             Name/Title

CUSIP No. 10316R 108                                            Page  10  of  10
--------------------------------------------------------------------------------


                                    EXHIBIT A

                             JOINT FILING STATEMENT

        Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:   FEBRUARY 14, 2000


               WILLIAM R. SAUEY


               By: /s/ WILLIAM R. SAUEY
                  --------------------------------------------------------------
               William R. Sauey



               FLAMBEAU CORPORATION


               By: /s/ WILLIAM R. SAUEY
                  --------------------------------------------------------------
               William R. Sauey, Chairman of the Board of Directors



               FLAMBEAU PRODUCTS CORPORATION


               By: /s/ WILLIAM R. SAUEY
                  --------------------------------------------------------------
               William R. Sauey, Chairman of the Board of Directors



               SEATS, INC.


               By: /s/ WILLIAM R. SAUEY
                  --------------------------------------------------------------
               William R. Sauey, Chairman of the Board of Directors